Exhibit 107
Calculation of Filing Fee Table
424B2
(Form Type)

U.S. Bancorp
(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.80% Senior Notes	457(r)	$8,239,000.00	100.00%	$8,239,000.00	0.0001381	$1,137.81
	Total Offering Amounts					$8,239,000.00
	Total Fees Previously Paid							$0.00
	Net Fee Due							$1,137.81
(1) The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-294133 filed on March 9, 2026.